Exhibit 99.1

ROUNDY’S, INC. REPORTS FIRST QUARTER 2012 FINANCIAL RESULTS

MILWAUKEE – May 10, 2012 – Roundy’s, Inc. (“Roundy’s”) (NYSE: RNDY), a leading grocer in the Midwest, today reported financial results for the first quarter ended March 31, 2012.

•	Net sales increased 2.4% to $938.2 million for the first quarter

•	Adjusted net income, which excludes the impact of debt extinguishment and one-time IPO expenses, grew 20.4% to $10.6 million, or $0.28 diluted earnings per common share, for the first quarter

•	Adjusted EBITDA decreased 4.2% to $48.7 million for the first quarter

•	Raised approximately $111.9 million of proceeds in initial public offering and reduced total debt by approximately 14.4% to $702.2 million

“Our first quarter results reflect the strength of our overall business strategy,” said Robert Mariano, Roundy’s chairman, president and chief executive officer. “Despite continued weakness in consumer discretionary spending, which negatively impacted our same store sales, we were pleased with our total sales growth and solid performance in the Chicago market. In addition, our focus on maintaining an efficient operating structure led to strong cost controls during the quarter. While the economic environment in many of our markets remains challenging, we believe our commitment to providing high quality products and a differentiated customer experience at a great value for our customers will continue to serve our business well.”

Financial Results for First Quarter of 2012

Net sales for the first quarter of 2012 were $938.2 million, an increase of $22.2 million, or 2.4%, from $916.0 million for the first quarter of 2011. Same store sales decreased 2.1% from the prior year due to continued weakness in the consumer environment and the effect of competitive store openings. As anticipated, results were also negatively affected by lower sales during the 2012 pro football postseason playoffs compared to 2011 when the Green Bay Packers appeared in the Super Bowl and the quarterly calendar shift of the New Year’s holiday, when sales are typically slow, which fell in first quarter this year while last year it fell in the fourth quarter of 2010.

Gross profit for the first quarter of 2012 increased 0.6% to $256.8 million, from $255.3 million in the first quarter of 2011. Gross profit as a percentage of net sales was 27.4% for the first quarter of 2012, compared to 27.9% in the first quarter of 2011. The decrease in gross profit as a percentage of net sales primarily reflects the impact of increased promotion and pricing activity.

Operating and administrative expenses for the first quarter of 2012 increased to $226.1 million, from $222.4 in the same period last year. Operating and administrative expenses as a percentage of net sales decreased to 24.1% in the first quarter of 2012, from 24.3% in the same period last year, due to lower maintenance and utility costs resulting from the unseasonably mild winter this year and reduced store closing costs.

For the first quarter of 2012, adjusted net income was $10.6 million, or $0.28 diluted earnings per common share, compared to $8.8 million, or $0.29 diluted earnings per common share, for the first quarter of 2011. Adjusted net income for the first quarter of 2012 excludes an $8.4 million after-tax charge, or $0.22 per diluted common share, for the early extinguishment of debt and one-time IPO expenses. Reported net income for the first quarter of 2012 was $2.3 million, or $0.06 diluted earnings per common share.

Adjusted EBITDA for the quarter ended March 31, 2012 was $48.7 million, compared to $50.8 million in the first quarter of 2011. The decrease was primarily due to the effect of a more challenging economic environment and a difficult year-over-year sales comparison, which resulted in lower same store sales and a more promotional market that reduced the Company’s gross margin rate.

During the first quarter, the Company opened one new store, a Mariano’s Fresh Market in the Chicago area, and relocated one store in Wisconsin. The Company does not anticipate opening any new stores during the fiscal 2012 second quarter.

Balance Sheet and Cash Flow

On February 13, 2012, Roundy’s completed an initial public offering (“IPO”) and raised approximately $111.9 million in net proceeds through the sale of 14.7 million shares of common stock. The Company used the proceeds from the offering, together with proceeds from a new senior credit facility to repay all of its outstanding borrowings and other amounts owing under its existing credit facilities. The new senior credit facility consists of a $675.0 million term loan and a $125.0 million revolving credit facility, which will expire in February 2019 and February 2017, respectively.

Net cash used in operating activities for the first quarter was $6.9 million, compared to $47.2 million provided by operating activities during the same period last year. The decrease was due primarily to the unusual timing of payments for accounts payable in the first quarter of 2011 as a result of vendor payments that were made near the end of 2010 rather than in early 2011, as well as increased inventory levels related to the earlier timing of the Easter holiday as compared to 2011.

Subject to declaration by its board of directors, the Company expects to initiate a quarterly dividend of approximately $0.23 per share on all outstanding shares of common stock during its second fiscal quarter. The Company currently intends to pay regular quarterly dividends; however, the declaration of such future dividends is subject to the final determination of the Company’s board of directors.

Fiscal 2012 Guidance

The Company updated its guidance for fiscal 2012. The following table provides information on the Company’s current estimated 2012 results:

Sales growth	2.5% to 3.5%
Same-store sales growth	(1.5%) to (0.5%)
Adjusted EBITDA	$215 to $223 million
Adjusted EBITDA Margin	5.4% to 5.6%
Interest Expense (1)	$50.5 to $51.5 million
Income Tax Rate	39.5% to 40.0%
Capital Expenditures	$65 to $70 million
New Store Openings	4
Replacement Store Openings	2
Weighted Average Diluted Common Shares Outstanding (2)	43.4 million
Earnings per Share
Fully Diluted	$1.11 to $1.22
Excluding One-Time Transactional Costs (3)	$1.30 to $1.42

(1)	Includes non-cash interest of approximately $2.5 million and $1.3 million related to amortization of deferred financing fees and original issue discount, respectively.
(2)	Represents the weighted average diluted common shares outstanding for the full year, consisting of 38.6 million shares in the first quarter and 45.1 million shares in all subsequent quarters.
(3)	Presented to exclude expenses of approximately $13.8 million ($8.4 million, net of income tax expense) incurred in connection with the debt refinancing and IPO in February 2012.

Conference Call

The Company will host a conference call and audio webcast today, May 10, 2012 at 4:30 p.m. ET (3:30p.m. CT) to discuss financial results for the first quarter fiscal 2012. To access the conference call, participants should dial (888) 790-3727; passcode is 5627188. Participants are encouraged to dial in to the conference call ten minutes prior to the scheduled start time. The call will be also broadcast live over the Internet and accessible through the Investor Relations section of the Company’s website at www.roundys.com, where it will be archived and accessible through May 24, 2012. A telephone replay will be available through May 24, 2012 by calling (800) 216-3090 to access the playback.

About Roundy’s

Roundy’s is a leading grocer in the Midwest with nearly $4.0 billion in sales and more than 18,000 employees. Founded in Milwaukee in 1872, Roundy’s operates 159 retail grocery stores and 98 pharmacies under the Pick ‘n Save, Rainbow, Copps, Metro Market and Mariano’s Fresh Market retail banners in Wisconsin, Minnesota and Illinois.

Non-GAAP Financial Measures

This press release presents Adjusted Net Income and Adjusted EBITDA, which are non-GAAP financial measures within the meaning of applicable SEC rules and regulations, as defined under “Consolidated Statements of Income.” For a reconciliation of Adjusted Net Income and Adjusted EBITDA to net income under generally accepted accounting principles and for a discussion of the reasons why the Company believes that these non-GAAP financial measures provide information that is useful to investors see the tables following “Consolidated Statements of Income.”

Forward-Looking Statements

This release contains forward-looking statements about Roundy’s future performance, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in Roundy’s principal markets; employee relationships and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect cost of capital and ability to access capital; supply or quality control problems with vendors; and changes in economic conditions which affect the buying patterns of customers. Additional factors that could cause actual results to differ materially from such statements are discussed in Roundy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

Contact:

Katie Turner

ICR

katie.turner@icrinc.com

646-277-1228

Roundy’s, Inc.

Consolidated Statements of Comprehensive Income

(In thousands, except per share data)

(Unaudited)

	Thirteen weeks ended
	April 2, 2011	March 31, 2012
Net Sales	$916,016	$938,245
Costs and Expenses:
Cost of sales	660,711	681,483
Operating and administrative	222,419	226,109
Interest:
Interest expense, net	17,321	14,066
Amortization of deferred financing costs	939	692
Loss on debt extinguishment	—	13,304

	901,390	935,654

Income before Income Taxes	14,626	2,591
Provision for Income Taxes	5,854	320

Net Income	$8,772	$2,271

Net earnings per common share:
Basic	$0.29	$0.06
Diluted	$0.29	$0.06
Weighted average number of common shares outstanding:
Basic	27,345	37,719
Diluted	30,395	38,596
Comprehensive Income	$9,011	$2,942

Adjusted Net Income

The following is a summary of the calculation of Adjusted Net Income for the first quarter 2011 and first quarter 2012 (in thousands):

	Thirteen Weeks Ended
	April 2, 2011	March 31, 2012
Net Income	$8,772	$2,271
Loss on debt extinguishment, net of tax	—	8,049
One-time IPO expenses, net of tax	—	314

Adjusted Net Income	$8,772	$10,634

Net earnings per common share (adjusted):	$0.29	$0.28

We present Adjusted Net Income, a non-GAAP measure, to provide investors with a view of operating performance excluding significant and non-recurring items.

Adjusted EBITDA

The following is a summary of the calculation of Adjusted EBITDA for the first quarter 2011 and first quarter 2012 (in thousands):

	Thirteen Weeks Ended
	April 2, 2011	March 31, 2012
Net Income	$8,772	$2,271
Interest expense	17,321	14,066
Provision for income taxes	5,854	320
Depreciation and amortization expense	17,483	16,535
LIFO charges	450	750
Amortization of deferred financing costs	939	692
Non-cash stock compensation expense	—	238
One-time IPO expenses	—	519
Loss on debt extinguishment	—	13,304

Adjusted EBITDA	$50,819	$48,695

We present Adjusted EBITDA, a non-GAAP measure, to provide investors with a supplemental measure of our operating performance. We believe that Adjusted EBITDA is a useful performance measure and is used by us to facilitate a comparison of our operating performance on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under U.S. generally accepted accounting principles (“GAAP”) can provide alone. Our board of directors and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for employees, including our senior executives.

We define Adjusted EBITDA as earnings before interest expense, provision for income taxes, depreciation and amortization, LIFO charges, amortization of deferred financing costs, non-cash compensation expenses arising from the issuance of stock, options to purchase stock and stock appreciation rights, costs incurred in connection with our IPO (or subsequent offerings of Roundy’s common stock) and loss on debt extinguishment. Omitting interest, taxes and the other items provides a financial measure that facilitates comparisons of our results of operations with those of companies having different capital structures. Since the levels of indebtedness, tax structures, and methodologies in calculating LIFO expense that other companies have are different from ours, we omit these amounts to facilitate investors’ ability to make these comparisons. Similarly, we omit depreciation and amortization because other companies may employ a greater or lesser amount of owned property, and because in our experience, whether a store is new or one that is fully or mostly depreciated does not necessarily correlate to the contribution that such store makes to operating performance. We believe that investors, analysts and other interested parties consider Adjusted EBITDA an important measure of our operating performance. Adjusted EBITDA should not be considered as an alternative to net income as a measure of our performance. Other companies in our industry may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The limitations of Adjusted EBITDA include: (i) it does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments; (ii) it does not reflect changes in, or cash requirements for, our working capital needs; (iii) it does not reflect income tax payments we may be required to make; and (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized often will have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements.

Roundy’s, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31, 2011	March 31, 2012
		(Unaudited)
Assets
Current Assets:
Cash and cash equivalents	$87,068	$47,599
Notes and accounts receivable, less allowance for losses	32,467	34,681
Merchandise inventories	286,537	309,167
Prepaid expenses	18,880	18,671
Deferred income taxes	6,038	6,038

Total current assets	430,990	416,156

Property and Equipment, net	309,575	300,476
Other Assets:
Other assets - net	45,238	50,096
Goodwill	726,879	726,879

Total other assets	772,117	776,975

Total assets	$1,512,682	$1,493,607

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$245,216	$242,304
Accrued wages and benefits	48,876	39,051
Other accrued expenses	42,089	41,955
Current maturities of long-term debt and capital lease obligations	10,789	10,977
Income taxes	4,265	1,963

Total current liabilities	351,235	336,250

Long-term Debt and Capital Lease Obligations	809,352	691,182
Deferred Income Taxes	66,438	67,429
Other Liabilities	108,482	106,531

Total liabilities	1,335,507	1,201,392

Shareholders’ Equity:
Preferred Stock	1,044	—
Common stock (150,000 shares authorized, $0.01 par value, 27,072 shares and 45,650 shares at 12/31/11 and 3/31/12, respectively, issued and outstanding)	271	456
Additional paid-in capital	—	112,958
Retained earnings	221,365	223,635
Accumulated other comprehensive loss	(45,505)	(44,834)

Total shareholders’ equity	177,175	292,215

Total liabilities and shareholders’ equity	$1,512,682	$1,493,607

Roundy’s, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	(Unaudited)
	Thirteen Weeks Ended
	April 2, 2011	March 31, 2012
Cash Flows From Operating Activities:
Net income	$8,772	$2,271

Adjustments to reconcile net income to net cash flows provided by (used in) operating activities:
Depreciation and amortization, including deferred financing cost	18,422	17,227
Gain on sale of property and equipment	(99)	(12)
LIFO charges	450	750
Amortization of debt discount	125	260
Stock-based compensation expense	—	238
Interest earned on shareholder notes receivable	(47)	—
Loss on debt extinguishment	—	13,304
Deferred income taxes	—	59

Changes in operating assets and liabilities:
Notes and accounts receivable	885	(2,214)
Merchandise inventories	(2,583)	(23,380)
Prepaid expenses	(1,671)	209
Other assets	(29)	(86)
Accounts payable	23,620	(2,912)
Accrued expenses and other liabilities	(10,314)	(10,369)
Income taxes	9,668	(2,242)

Net cash flows provided by (used in) operating activities	47,199	(6,897)

Cash Flows From Investing Activities:
Capital expenditures	(10,637)	(6,855)
Proceeds from sale of property and equipment	101	12

Net cash flows used in investing activities	(10,536)	(6,843)

Cash Flows From Financing Activities:
Proceeds from long-term borrowings	—	664,875
Payments of debt and capital lease obligations	(2,717)	(785,202)
Issuance of common stock, net of issuance costs	—	112,570
Debt issuance and refinancing fees and related expenses	—	(17,972)

Net cash flows used in financing activities	(2,717)	(25,729)

Net increase (decrease) in Cash and Cash Equivalents	33,946	(39,469)
Cash and Cash Equivalents, Beginning of Period	36,435	87,068

Cash and Cash Equivalents, End of Period	$70,381	$47,599

Supplemental Cash Flow Information:
Cash paid for interest	$16,443	$18,387
Cash paid (refunded) for income taxes	(3,817)	2,503